Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated this 20th day of January, 2016, is by and among ASB Bancorp, Inc. (the “Company”) and Asheville Savings Bank (the “Bank,” and collectively with the Company, “ASB”), Seidman and Associates, L.L.C. (“SAL”), Seidman Investment Partnership, L.P. (“SIP”), Seidman Investment Partnership II, L.P. (“SIPII”), Seidman Investment Partnership III, L.P. (“SIPIII”), LSBK06-08, L.L.C. (“LSBK”), Broad Park Investors, L.L.C. (“Broad Park”), Chewy Gooey Cookies, L.P. (“Chewy”), 2514 Multi-Strategy Fund, L.P. (“2514 MSF”), CBPS, LLC (“CBPS”), Veteri Place Corporation (“Veteri”), JBRC I, LLC (“JBRC”), and Lawrence B. Seidman, an individual (“Seidman” and collectively with SAL, SIP, SIPII, SIPIII, LSBK, Broad Park, Chewy, 2514 MSF, CBPS, Veteri, and JBRC, the “Seidman Group” (each a “Seidman Group Member”)), and Kenneth J. Wrench, an individual (“Wrench”).

RECITALS

WHEREAS, ASB, the Seidman Group, and Wrench have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Representations and Warranties of the Seidman Group Members. The Seidman Group Members represent and warrant to ASB as follows:

(a)          The Seidman Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), to which it or Wrench is the beneficial owner, and neither the Seidman Group nor any Seidman Group Member nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)          The Seidman Group and the Seidman Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Seidman Group and Seidman Group Members has been duly authorized by the Seidman Group and the Seidman Group Members. This Agreement constitutes a valid and binding obligation of the Seidman Group and each Seidman Group Member, and the performance of its terms will not constitute a violation of any limited partnership agreement, articles of incorporation, bylaws, operating agreement, or any agreement or instrument to which the Seidman Group or any Seidman Group Member is a party; and

(c)          There are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and ASB or between the Seidman Group or any Seidman Group Member and Wrench other than as set forth in this Agreement.

2.          Representations and Warranties of the Company and the Bank.

(a)          The Company and the Bank hereby represent and warrant to the Seidman Group that the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Board of Directors of the Company and the Bank. This Agreement constitutes a valid and binding obligation of the Company and the Bank, and the performance of its terms will not constitute a violation of their respective articles of incorporation, charter, or bylaws or any agreement or instrument to which the Company or the Bank is a party; and

(b)          The Company and the Bank hereby represent and warrant to the Seidman Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and ASB other than as set forth in this Agreement.

3.          Covenants.

(a)          During the term of this Agreement, ASB covenants and agrees as follows:

(i)          Upon receipt of all necessary regulatory approvals for the appointment of Seidman, the Company will take all necessary and appropriate corporate action to appoint Seidman to the class of directors thereof whose term expires at the Annual Meeting of Shareholders expected to be held in May 2016 (the “2016 Annual Meeting”) and to renominate him at the 2016 Annual Meeting for a three-year term to expire at the Annual Meeting of Shareholders currently expected to be held in May 2019. Upon receipt of all necessary regulatory approvals for the appointment of Seidman, the Company and the Bank shall take all necessary and appropriate action to appoint Seidman to the same terms of office on the Board of Directors of the Bank. The parties hereto understand and agree that any new director of the Company and the Bank, including Seidman, must receive all necessary regulatory approvals and non-objections, including those of the North Carolina Commissioner of Banks (“NCCOB”), before commencing service as a director of the Company or the Bank. The parties hereto agree to act in good faith and cooperate with each other in promptly submitting all necessary notices to the NCCOB contemplated hereby. The parties hereto acknowledge and agree that they anticipate that Seidman will be added to the Boards of Directors of the Company and the Bank starting with the March 2016 meetings of the Boards of Directors of the Company and the Bank;

(ii)         Upon receipt of all necessary regulatory approvals for the appointment of Wrench, the Company will take all necessary and appropriate corporate action to appoint Wrench to the class of directors thereof whose term expires at the Annual Meeting of Shareholders expected to be held in May 2018 (the “2018 Annual Meeting”) and to renominate him at the 2016 Annual Meeting for a two-year term set to expire at the 2018 Annual Meeting. Upon receipt of all necessary regulatory approvals for the appointment of Wrench, the Company and the Bank shall take all necessary and appropriate action to appoint Wrench to the same terms of office on the Board of Directors of the Bank. The parties hereto understand and agree that any new director of the Company and the Bank, including Wrench, must receive all necessary regulatory approvals and non-objections, including those of the NCCOB, before commencing service as a director of the Company or the Bank. The parties hereto agree to act in good faith and cooperate with each other in promptly submitting all necessary notices to the NCCOB contemplated hereby. The parties hereto acknowledge and agree that they anticipate that Wrench will be added to the Boards of Directors of the Company and the Bank starting with the March 2016 meetings of the Boards of Directors of the Company and the Bank;

(iii)        Upon their appointment and qualification to the Company’s and the Bank’s Boards of Directors, Seidman and Wrench shall be treated on a consistent basis with other members of the Company’s and the Bank’s Board of Directors with respect to compensation and benefits; and

(iv)        Should Seidman’s position (or the position of any replacement appointed pursuant to this Section 3(a)(iv)) as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability, or otherwise, or should Seidman (or any such replacement) fail to receive the necessary regulatory approvals for his appointment, the Company and the Bank shall each appoint a replacement director, selected by Seidman (each, a “Seidman Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and such Seidman Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(d) and 3(e) hereof and any required regulatory approval, be appointed promptly (within 60 days) to the Boards of the Company and the Bank.

(v)         Should Wrench’s position (or the position of any replacement appointed pursuant to this Section 3(a)(v)) as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability, or otherwise, or should Wrench (or any such replacement) fail to receive the necessary regulatory approvals for his appointment, the Company and the Bank shall each appoint a replacement director, selected by Seidman (each, a “Wrench Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and such Wrench Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(d) and 3(e) hereof and any required regulatory approval, be appointed promptly (within 60 days) to the Boards of the Company and the Bank.

(b)          During the term of this Agreement, the Seidman Group and each Seidman Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group, or other person; provided, however, that nothing herein shall prevent or limit Seidman from (x) expressing his views or positions on matters related to the Company’s or the Bank’s business, operations, or policies to other members of the Company’s or the Bank’s Board of Directors or management, or (y) otherwise engaging in lawful acts in his capacity as a director of the Company or the Bank in such manner as may be necessary or appropriate in order to fulfill his duties as a director:

(i)          acquire, offer, or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications, or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally); provided, however, notwithstanding anything to the contrary set forth herein, the Seidman Group may acquire additional shares of the outstanding Company Common Stock provided that the Seidman Group’s Beneficial Ownership will not exceed 9.9% of the outstanding shares of Company Common Stock;

(ii)         without the Company’s prior written consent, directly or indirectly, sell, transfer, or otherwise dispose of any interest in the Seidman Group’s shares of Company Common Stock to any person the Seidman Group believes, after reasonable inquiry, would be the beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)        (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange, or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations, or policies of the Company or the Bank, (C) present to the Company, its shareholders, or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv)        publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)         initiate, request, induce, encourage, or attempt to induce or give encouragement to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

(vi)        solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934 (the “Exchange Act”)) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage, or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii)       (A) initiate, propose, submit, encourage, or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, (B) seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i), (ii), (iv), and (v), providing for the possible election of Seidman, Wrench, a Seidman Replacement Director, or a Wrench Replacement Director), or (C) seek removal of any member of the Company’s or the Bank’s Boards of Directors or any executive officer of the Company or the Bank;

(viii)      form, join in, or in any other way (including by deposit of the Company’s capital stock), participate in a partnership, pooling agreement, syndicate, voting trust, or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting, or disposing of Company Common Stock;

(ix)         (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting, or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)          vote for any proposal, nominee, or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xi)         except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xii)        request, or induce or encourage any other person to request, that the Company amend or waive any of the provisions of this Agreement; and

(xiii)       advise, assist, encourage, or finance (or arrange, assist, or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c)          In the event that Seidman breaches Section 3(b), he shall promptly resign his positions as a director of the Company and the Bank or withdraw his name from nomination; in the event that Seidman fails to resign or withdraw his name after a breach in accordance with the provisions of this Section 3(c), the Seidman Group agrees that the remaining directors of the Company and the Bank, by majority vote thereof, may remove Seidman from his directorship positions with the Company and the Bank or remove his name from nomination, as the case may be. Any resignation by Seidman pursuant to this Section 3(c) shall not trigger the right to appoint a Seidman Replacement Director as provided in Section 3(a)(iv).

(d)          (i)          Wrench agrees that during the term of this Agreement he will not take any action, directly or indirectly, which, if Wrench were deemed to be a Seidman Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Seidman Group in Section 3(b) hereof; provided, however, that nothing herein shall prevent Wrench from acquiring additional shares of Company Common Stock in order to meet at least the minimum requirements for Company directors under the Company’s policies; and provided, further, that nothing herein shall prevent or limit Wrench from (x) expressing his views or positions on matters related to the Company’s or the Bank’s business, operations, or policies to other members of the Company’s or the Bank’s Board of Directors or management, or (y) otherwise engaging in lawful acts in his capacity as a director of the Company or the Bank in such manner as may be necessary or appropriate in order to fulfill his duties as a director; and

(ii)         In the event that Wrench breaches clause (i) of this Section 3(d), he shall promptly resign his positions as a director of the Company and the Bank or withdraw his name from nomination; in the event that Wrench fails to resign or withdraw his name after a breach in accordance with the provisions of this clause (ii), Wrench and the Seidman Group agree that the remaining directors of the Company and the Bank, by majority vote thereof, may remove Wrench from his directorship positions with the Company and the Bank or remove his name from nomination, as the case may be. Any resignation by Wrench pursuant to this Section 3(d) shall not trigger the right to appoint a Wrench Replacement Director as provided in Section 3(a)(v).

(e)          During the term of this Agreement, each Seidman Group Member and Wrench agree not to disparage the Company, the Bank, or any of their directors (including nominees supported by the Company’s Board of Directors), officers, or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage any Seidman Group Member or Wrench in any public or quasi-public forum.

(f)          During the term of this Agreement, at any Annual Meeting of Shareholders of the Company, the Seidman Group, each Seidman Group Member, and Wrench, if applicable, covenant and agree, and shall require each of their affiliates, to vote all the shares of Company Common Stock beneficially owned by them in favor of the nominees for election or re-election as directors of the Company selected by the Board of Directors of the Company and otherwise support such director candidates.

4.          Notice of Breach and Remedies. The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages.

Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Seidman Group and each Seidman Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by ASB unless and until ASB is given written notice of such breach and allowed 30 business days either to cure such breach or seek relief in court. If ASB seeks relief in court, the Seidman Group and each Seidman Group Member irrevocably stipulate that any failure to perform by the Seidman Group and/or any Seidman Group Member or any assertion by the Seidman Group and/or any Seidman Group Member that they are excused from performing their obligations under this Agreement because it would cause ASB irreparable harm, then ASB shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Seidman Group and each Seidman Group Member shall not deny or contest that such circumstances would cause ASB irreparable harm. If, after such 30 business day period, ASB has not either reasonably cured such material breach or obtained relief in court, the Seidman Group or each Seidman Group Member may terminate this Agreement by delivery of written notice to ASB.

ASB expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Seidman Group or any Seidman Group Member unless and until the Seidman Group and each Seidman Group Member is given written notice of such breach and allowed 30 business days either to cure such breach or seek relief in court. If the Seidman Group or any Seidman Group Member seeks relief in court, ASB irrevocably stipulates that any failure to perform by ASB or any assertion by ASB that it is excused from performing its obligations under this Agreement because it would cause the Seidman Group and each Seidman Group Member irreparable harm, then the Seidman Group or any Seidman Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that ASB shall not deny or contest that such circumstances would cause the Seidman Group and each Seidman Group Member irreparable harm. If, after such 30 business day period, the Seidman Group or the Seidman Group Member has not either reasonably cured such material breach or obtained relief in court, ASB may terminate this Agreement by delivery of written notice to the Seidman Group and each Seidman Group Member.

5.          Term. This Agreement shall be effective upon the execution of the Agreement and, with respect to the Seidman Group, will remain in effect for so long as Seidman (or a Seidman Replacement Director) remains a director of the Company or the Bank and, with respect to Wrench, will remain in effect for so long as Wrench (or a Wrench Replacement Director) remains a director of the Company or the Bank.

6.          Publicity. Attached as Exhibit B is the mutually agreed upon disclosure the Company shall include in its Form 8-K reporting the entry into this Agreement. In addition, during the term of this Agreement, ASB and the Seidman Group shall each provide to the other party for such party’s prior review and approval any additional disclosure proposed to be made by ASB or the Seidman Group concerning this Agreement, unless such additional disclosure is substantially identical to or consistent with the disclosures mutually agreed to in Exhibit B. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate, or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party.

7.          Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by electronic mail, by facsimile, or in person (with receipt confirmed), (b) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Seidman Group:	Lawrence B. Seidman
Seidman and Associates, L.L.C.
100 Misty Lane, 1st Floor
Parsippany, New Jersey 07054
Facsimile: (973) 781-0876
Email: lseidman@seidman-associates.com

With a copy to:	Michael R. Neidell, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Facsimile: (212) 451-2222
Email: mneidell@olshanlaw.com

Nominee:	Kenneth J. Wrench
10602 B Bailey Road
Cornelius, North Carolina 28031
Facsimile: (704) 892-7244
E-mail: kenwrench@augustahomesnc.com

ASB:	Suzanne S. DeFerie
President and Chief Executive Officer
ASB Bancorp, Inc.
Asheville Savings Bank
11 Church Street
Asheville, North Carolina 28801
Facsimile: (828) 252-6710
Email: sdeferie@ashevillesavingsbank.com

With a copy to:	Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Facsimile: (864) 250-2359
Email: neil.grayson@nelsonmullins.com

8.          Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, North Carolina law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the Western District of North Carolina or, if there is no basis for federal jurisdiction, in the Buncombe County Superior Court. The Seidman Group, the Seidman Group Members, and Wrench agree that the United States District Court for the Western District of North Carolina and the Buncombe County Superior Court may exercise personal jurisdiction over them in any such actions.

9.          Severability. If any term, provision, covenant, or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

10.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by, or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Seidman Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Seidman or any other Seidman Group Member but only if the transferee agrees in writing for the benefit of ASB (with a copy thereof to be furnished to ASB prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Seidman Group” and “Seidman Group Member”).

11.         Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.         Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.         Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)          The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law, or otherwise.

(b)          The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

(c)          The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)          The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations promulgated under the Exchange Act.

(e)          The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)          The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities, or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)          The term “group” has the meaning as defined in Section 13(d)(3) of the Exchange Act.

(h)          The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding, or disposing of the equity securities of the Company.

(i)          The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Seidman Group or a Seidman Group Member.

(j)          The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a shareholder on any matter.

14.         Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile or electronically, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.         Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.         Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

SEIDMAN AND ASSOCIATES, L.L.C.		ASB BANCORP, INC.

By:	/s/ Lawrence B. Seidman	By:	/s/ Suzanne S. DeFerie
	Lawrence B. Seidman		Suzanne S. DeFerie
	Manager		President and Chief Executive Officer

SEIDMAN INVESTMENT PARTNERSHIP, L.P.		ASHEVILLE SAVINGS BANK

By:	Veteri Place Corporation	By:	/s/ Suzanne S. DeFerie
	General Partner		Suzanne S. DeFerie
President and Chief Executive Officer

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation
General Partner

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

SEIDMAN INVESTMENT PARTNERSHIP III, L.P.

By:	JBRC I, LLC
Co-General Partner

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Managing Member

LSBK06-08, L.L.C.

By:	Veteri Place Corporation
Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

BROAD PARK INVESTORS, L.L.C.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Investment Manager

CHEWY GOOEY COOKIES, L.P.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Investment Manager

2514 MULTI-STRATEGY FUND, L.P.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Investment Manager

CBPS, LLC

By:	Veteri Place Corporation
Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

VETERI PLACE CORPORATION

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

JBRC I, LLC

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Managing Member

LAWRENCE B. SEIDMAN

/s/ Lawrence B. Seidman
Lawrence B. Seidman

KENNETH J. WRENCH

/s/ Kenneth J. Wrench
Kenneth J. Wrench

EXHIBIT A

The Seidman Group beneficially owns as of the date hereof 265,674 shares of Company Common Stock.

Kenneth J. Wrench beneficially owns as of the date hereof 300 shares of Company Common Stock.

EXHIBIT B